Exhibit 99.1

                  TRANSFORM PACK INTERNATIONAL, INC. ANNOUNCES
                             NAME AND SYMBOL CHANGE

                       NEW NAME: THE QUANTUM GROUP, INC.

                             NEW STOCK SYMBOL: QTUM

WELLINGTON, FL. February 5, 2005 - The Quantum Group, Inc. f/k/a Transform Pack International, Inc. (OTC BB:TPII) today announced that as a result of the Shareholder meeting held January 30, 2004, and the shareholder's ratification of the reorganization of the Company in Nevada, name change, and a reverse stock split have become effective. As a result and effective Friday February 6, 2004 with the market opening, the Company's Common shares will begin to trade under the name The Quantum Group, Inc. (a Nevada corporation) and will continue to be quoted on the NASD Over-The-Counter Bulletin Board System under the new symbol QTUM.

ABOUT THE QUANTUM GROUP, INC.

The Quantum Group, Inc. (QUANTUM) is a Wellington, Florida-based development stage company, providing healthcare services, products, technology solutions, and venture management. The U.S. government and healthcare industry are desperately seeking ways to reduce ever-increasing healthcare costs. The Quantum Group's highly experienced management team has identified a few key trends in the exploding healthcare field. The Company is currently developing its business in: outsourcing for physicians, health maintenance organizations, healthcare facilities, physician associations; developing new technologies (that will create a more effective and responsive healthcare system); and providing leading edge healthcare services to consumers. All of these components are the key pivotal points in society's efforts to reduce healthcare costs.

Health spending accounts for nearly 15 percent of the nation's gross domestic product, or G.D.P. The Department of Health and Human Services announced that healthcare spending shot up 9.3 percent in 2002, the largest increase in 11 years, to a total of $1.55 trillion. That represents an average of $5,440 for each person in the United States. Projections put health spending at 17.7 percent of GDP, by 2012. According to President George W. Bush's proposed 2005 Federal Budget recently released, Medicare Advantage growth is projected to increase nearly 100% over the next 4 years. In addition, actual "per member per month" (PMPM) payments to Managed Care Organizations (MCO) are expected to be increased by a record 10.6% in the budget.

The Company's website is located at www.thequantumgroupinc.com

Contact:
            Noel J. Guillama, President
            561-227-1597